Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-1) of CommScope Holding Company, Inc. dated June 12, 2014 of our report dated February 20, 2014 with respect to the consolidated financial statements and schedule of CommScope Holding Company, Inc. included in the Registration Statement (Form S-1 No. 333-196467) and related Prospectus dated June 2, 2014, for the registration of its common stock. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1 No. 333-196467) that is incorporated by reference in this Registration Statement.

/s/ Ernst & Young LLP

Charlotte, North Carolina

June 12, 2014